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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Walter Energy, Inc. for the registration of common stock, preferred stock, debt securities, warrants, depositary shares, stock purchase contracts, and units, and to the incorporation by reference therein of our reports dated February 25, 2014, with respect to the consolidated financial statements of Walter Energy, Inc., and the effectiveness of internal control over financial reporting of Walter Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Birmingham, Alabama
November 12, 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm